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                                                                    EXHIBIT 4.70

                    STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

     This STOCK PURCHASE AND SUBSCRIPTION AGREEMENT (this "AGREEMENT") is made as of this 20th day of April 2007, by and among eChinaCash, Inc., a Delaware corporation ("PARENT"), eChinaMobile Limited, a limited liability company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (the "COMPANY"), and Linktone Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("PURCHASER"). Each of Parent, the Company and Purchaser shall be referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

     WHEREAS, Purchaser desires to purchase from Parent, and Parent desires to sell to Purchaser, the Existing Shares (as defined below), on the terms and subject to the conditions hereinafter set forth.

     WHEREAS, the Company desires to issue to Purchaser, and Purchaser desires to contribute cash to the Company's capital in exchange for, the New Shares (as defined below), on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

                                    ARTICLE I

                  AGREEMENT OF SUBSCRIPTION, PURCHASE AND SALE

     1.1. AGREEMENT TO PURCHASE AND SELL EXISTING SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Parent shall sell to Purchaser and Purchaser shall purchase from Parent, 16,333 shares of Common Stock $1.00 par value ("COMMON STOCK"), of the Company (the "EXISTING SHARES"), representing 16.33% of outstanding shares of the Company after giving effect to the issuance of the New Shares pursuant to Section 1.2, in exchange for which Purchaser shall deliver to Parent payment, by wire transfer to the bank account designated in the wire transfer instructions attached hereto as Exhibit A, of immediately available funds in an amount equal to of One Million Dollars ($1,000,000) (the "EXISTING SHARE PURCHASE PRICE"), representing a price of $61.22 per share.

     1.2. AGREEMENT TO PURCHASE NEW SHARES IN EXCHANGE FOR CONTRIBUTION. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue and sell to Purchaser, 32,667 shares of Common Stock of the Company (the "NEW SHARES", and collectively with the Existing Shares, the "SHARES"), representing 32.67% of the outstanding shares of the Company after giving effect to the issuance, in exchange for which Purchaser shall contribute to the capital of the Company, by wire transfer to the bank account designated in the wire transfer instructions attached hereto as Exhibit A, of immediately available funds in an

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amount equal to of Two Million Dollars ($2,000,000) (the "CONTRIBUTION AMOUNT"),
representing a price of $61.22 per share.

                                   ARTICLE II

                                     CLOSING

     2.1 CLOSING. The closing (the "CLOSING") of the purchase, sale and subscription described herein (the "PURCHASE") shall take place as soon as practicable after all of the conditions set forth in Article VIII have been satisfied (or, to the extent permitted, waived by the Party or Parties entitled to the benefits thereof). The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

     2.2. DELIVERIES BY PARENT. On the Closing Date, Parent shall deliver to
Purchaser:

          (a) a certificate evidencing the Existing Shares;

          (b) counterparts of the documents required to be executed and delivered by Parent pursuant to Article VII;

          (c) a counterpart of a cross-receipt acknowledging receipt of the Existing Share Purchase Price; and

          (d) such other documents and instruments as may be necessary to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     2.3. DELIVERIES BY THE COMPANY. On the Closing Date, the Company shall deliver to Purchaser:

          (a) a certificate evidencing the New Shares;

          (b) counterparts of the documents required to be delivered by the Company pursuant to the Company pursuant to Article VII.

          (c) a counterpart of a cross-receipt acknowledging receipt of the Contribution Amount; and

          (d) such other documents and instruments as may be necessary to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     2.4. DELIVERIES BY PURCHASER. On the Closing Date, Purchaser shall deliver:

          (a) to Parent, the Existing Share Purchase Price in same day funds as provided in Section 1.1;

          (b) to the Company, the Contribution Amount in same day funds as provided in Section 1.2;


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          (c) counterparts of the documents required to be delivered by
     Purchaser pursuant to the Company pursuant to Article VII.

          (d) a counterpart of a cross-receipt to each of Parent and the Company acknowledging receipt of (i) the Existing Shares and (ii) the New Shares, respectively; and

          (e) such other documents and instruments as may be necessary to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows:

     3.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

     3.2. DUE AUTHORIZATION. All corporate action on the part of Parent, its officers, directors and stockholders, necessary for the authorization, execution and delivery of, and the performance of all obligations of Parent under this Agreement, and the sale of the Existing Shares being sold under this Agreement has been taken. This Agreement is a valid and binding obligation of Parent enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. The Existing Shares are not subject to any preemptive rights or rights of first refusal.

     3.3. NO CONFLICTS. The entry by Parent into this Agreement does not and will not result in any violation of, or conflict with, any term of the charter, bylaws or other governing documents of Parent or any other instrument to which Parent is bound or any laws or regulation applicable to Parent.

     3.4. REQUIRED FILINGS AND CONSENTS. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder and the contemplation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit or, or filing by Parent with or notification by Parent to, any governmental or regulatory authority.

     3.5. EXEMPT OFFERING. Based upon Purchaser's representations in Article V, the offer and sale of the Existing Shares pursuant to this Agreement will be exempt from the registration requirements of Section 5 of the Act (as defined below) by virtue of Regulation D thereunder and from the registration or qualification requirements of any other applicable state securities laws.


                                        3

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     3.6 LIABILITIES. There are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company of a nature required to be reflected on a balance sheet prepared in accordance with United States generally accepted accounting principles ("GAAP") other than any such debts, liabilities or obligations (i) reflected or reserved against on the Company's financial statements or the notes thereto, if any, (ii) for Taxes, and (iii) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its financial condition, business, prospects or operations (a "MATERIAL ADVERSE EFFECT").

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows:

     4.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly licensed or qualified and in good standing to do business as a foreign corporation in each jurisdiction where failure to be so qualified would be reasonably expected to have a Material Adverse Effect.

     4.2. DUE AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement, and the authorization, issuance and delivery of the New Shares being sold under this Agreement has been taken. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. The New Shares are not subject to any preemptive rights or rights of first refusal.

     4.3. NO CONFLICTS. The entry by the Company into this agreement does not and will not result in any violation of, or conflict with, any term of the charter, bylaws or other governing documents of the Company or any other instrument to which the Company is bound or any laws or regulation applicable to the Company.

     4.4. REQUIRED FILINGS AND CONSENTS. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the contemplation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit or, or filing by the Company with or notification by the Company to, any governmental or regulatory authority.

     4.5. VALID ISSUANCE OF STOCK. The New Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.


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     4.6. EXEMPT OFFERING. Based upon Purchaser's representations in Article V, the offer and sale of the New Shares pursuant to this Agreement will be exempt from the registration requirements of Section 5 of the Act by virtue of Regulation D thereunder and from the registration or qualification requirements of any other applicable state securities laws.

     4.7. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of fifty-thousand U.S. dollars ($50,000) divided among fifty-thousand (50,000,000) shares, each having a par value of $1.00 (the "AUTHORIZED SHARES"). All of the Authorized Shares are issued and outstanding.

     4.8 LIABILITIES. There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Company's financial statements or the notes thereto, if any (ii) for Taxes, and (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.9 LITIGATION. There is no action, suit or proceeding by or against the Company pending, or to the knowledge of the Company, threatened in writing (a) seeking damages (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement.

     4.10 NO OPERATIONS. Since its formation the Company has engaged in no material business operations or material transactions.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company and Parent, as of the date of this Agreement, as follows

     5.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Purchaser is duly licensed or qualified and in good standing to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations.

     5.2. DUE AUTHORIZATION. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of Purchaser under, this Agreement has been taken. This Agreement is a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

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     5.3 NO CONFLICTS. The entry by Purchaser into this Agreement does not and will not result in any violation of, or conflict with, any term of the charter, bylaws or other governing documents of Purchaser or any other instrument to which Purchaser is bound or any laws or regulation applicable to Purchaser.

     5.4. REQUIRED FILINGS AND CONSENTS. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the contemplation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit or, or filing by Purchaser with or notification by Purchaser to, any governmental or regulatory authority.

     5.5. INVESTIGATION; ECONOMIC RISK. Purchaser acknowledges that it has been furnished with, or has had made available to it, information regarding the risks of purchasing the Shares and the Additional Shares (as defined below). Purchaser further acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers and has been provided an opportunity to ask questions of, and has received answers thereto satisfactory to Purchaser from, the Company and Parent. Purchaser further acknowledges having had access to all other information about the Company that it has requested.

     5.6 EVALUATION OF AND ABILITY TO BEAR RISK. Purchaser has such knowledge and experience in financial affairs that Purchaser is capable of evaluating the merits and risks of an investment in the Shares and the Additional Shares. Purchaser has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement. Purchaser's financial situation is such that Purchaser can afford to bear the economic risk of holding the Shares and the Additional Shares for an indefinite period of time, and Purchaser can afford to suffer the complete loss of Purchaser's investment in the Shares and the Additional Shares.

     5.4. PURCHASE FOR INVESTMENT. Purchaser is purchasing the Shares (and may receive the Additional Shares) pursuant to this Agreement for Purchaser's own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares or Additional Shares or Purchaser's interest in any of the Shares or Additional Shares. Purchaser hereby agrees that Purchaser will not, directly or indirectly, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the Shares or Additional Shares or Purchaser's interest in any of the Shares or Additional Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in accordance with the terms of the Stockholders Agreement (as defined below) and in a manner that does not violate the registration or any other applicable provisions of the Act (or any other applicable federal securities laws) or any applicable state securities laws. Purchaser understands that Purchaser must bear the economic risk of an investment in the Shares and the Additional Shares for an indefinite period of time because, among other reasons, the offering and sale of the Shares and the Additional Shares have not been registered under the Act, and therefore, the Shares and Additional Shares cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Purchaser also understands that sales or transfers of the Shares and Additional Shares will be further restricted by the provisions of the Stockholders Agreement and applicable state securities laws.

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     5.5. ACCREDITATION. Purchaser qualifies as an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Act). All information, including the foregoing statement, which Purchaser has provided or will provide to Parent and the Company including, but not limited to, Purchaser's financial position and knowledge of financial and business matters, is true, correct and complete as of the date of execution of this Agreement and will be true, correct and complete as of the Closing Date. Purchaser undertakes to provide promptly to Parent and the Company written notice of any material changes in Purchaser's financial position or otherwise and such information will be true, correct and complete as of the date given and as of the Closing Date. Purchaser understands that Parent and the Company will rely in a material degree upon the representations contained herein.

     5.6. RESTRICTIVE LEGENDS. It is understood that each certificate representing the Shares and the Additional Shares and any other securities issued in respect of the Shares or the Additional Shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY IS ALSO SUBJECT TO COMPLIANCE WITH TERMS AND CONDITIONS OF THAT CERTAIN STOCKHOLDERS AGREEMENT, AS SUPPLEMENTED, MODIFIED AND AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE STOCKHOLDERS SIGNATORY THERETO, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     6.1. FURTHER ASSURANCES. Each of the Parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In addition to and not in limitation of the foregoing, the Parties shall execute and deliver such other documents, certificates, agreements and other writings and shall take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby.

     6.2. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. The Parties shall keep this Agreement and the execution and terms hereof confidential, and shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. The foregoing obligations of confidentiality do not pertain to the disclosure of information which is available publicly, is required to be disclosed by any court or any party discloses, upon advice of counsel, in order to comply with applicable law.

     6.3 CREATION OF WHOLLY-OWNED FOREIGN ENTERPRISE OF THE COMPANY. As soon as practicable after the date hereof, but in no event to be a condition of the Closing, the Company shall, with the assistance of the Parties, take all actions necessary and proper to form a wholly-owned foreign enterprise (the "WOFE") of the Company incorporated under the laws of the People's Republic of China, and to make all filings, obtain all consents and take all reasonable actions appropriate in connection therewith. Any and all reasonable costs, fees or expenses incurred by the Company shall be split equally between Purchaser and Parent. The Stockholders Agreement shall contain terms and provisions reasonably agreed to between the parties for the operation of the WOFE. Promptly after later of (a) the Closing and (b) the formation of the WOFE, the Company shall contribute One Million Dollars ($1,000,000) to the WOFE.

     6.4 RELEASE OF ADDITIONAL SHARES. In the event the WOFE's total aggregate gross revenues do not equal or exceed an aggregate of Three Million Dollars ($3,000,000) on or prior to the 18-month anniversary of the later of (a) Closing Date and (b) the formation of the WOFE, Parent shall deliver to Purchaser 11,000 additional shares of Common Stock (the "ADDITIONAL SHARES") of the Company to Purchaser for no additional consideration, such that Purchaser will own an aggregate of 60,000 shares of Common Stock.

                                   ARTICLE VII

                               CLOSING CONDITIONS

     7.1 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Purchase and the other transactions contemplated hereby are subject to the fulfillment, or waiver, on or prior to the Closing Date of each of the following conditions:

          (a) Approvals. All material consents, approvals and actions of, filings with, and notices to, any governmental entity required to effect the Purchase and the other transactions contemplated shall have been obtained or made and shall be in full force and effect.

          (b) Representations and Warranties. All representations and warranties made by Purchaser hereunder (without giving effect to any qualifiers set forth in the text of such representation or warranty relating to materiality or material adverse effect) shall be true and correct as of the date hereof, and at and as of the Closing as though made as of that time (or in the case of a representation or warranty that expressly speaks as of an earlier date, as of such earlier date), except where the failure to be true and correct would not have a material adverse effect on Purchaser.

          (c) Performance of Obligations. Purchaser shall have performed, satisfied and complied in all material respects (without giving effect to any qualifiers set forth in the text of such covenant relating to materiality or material adverse effect) with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

          (d) Stockholders Agreement. Purchaser shall have executed and delivered to Parent a Stockholders Agreement in a form reasonably agreed to by the Parties (the "STOCKHOLDERS AGREEMENT").

     7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Purchase and the other transactions contemplated hereby are subject to the fulfillment, or waiver, on or prior to the Closing Date of each of the following conditions:

          (a) Approvals. All material consents, approvals and actions of, filings with, and notices to, any governmental entity required to effect the Purchase and the other transactions contemplated shall have been obtained or made and shall be in full force and effect.

          (b) Representations and Warranties. All representations and warranties made by Purchaser hereunder (without giving effect to any qualifiers set forth in the text of such representation or warranty relating to materiality or material adverse effect) shall be true and correct as of the date hereof, and at and as of the Closing as though made as of that time (or in the case of a representation or warranty that expressly speaks as of an earlier date, as of such earlier date), except where the failure to be true and correct would not have a material adverse effect on Purchaser.

          (c) Performance of Obligations. Purchaser shall have performed, satisfied and complied in all material respects (without giving effect to any qualifiers set forth in the text of such covenant relating to materiality or material adverse effect) with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

          (d) Stockholders Agreement. Purchaser shall have executed and delivered to the Company the Stockholders Agreement.

     7.3. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Purchase and the other transactions contemplated hereby are subject to the fulfillment, or waiver, on or prior to the Closing Date of each of the following conditions:

          (a) Approvals. All material consents, approvals and actions of, filings with, and notices to, any governmental entity required to effect the Purchase and the other


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     transactions contemplated shall have been obtained or made and shall be in full force and effect.

          (b) Representations and Warranties. All representations and warranties made by Parent and the Company hereunder (without giving effect to any qualifiers set forth in the text of such representation or warranty relating to materiality or material adverse effect) shall be true and correct as of the date hereof, and at and as of the Closing as though made as of that time (or in the case of a representation or warranty that expressly speaks as of an earlier date, as of such earlier date), except where the failure to be true and correct would not have a Material Adverse Effect.

          (c) Performance of Obligations. Parent and the Company shall have performed, satisfied and complied in all material respects (without giving effect to any qualifiers set forth in the text of such covenant relating to materiality or material adverse effect) with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by them at or before the Closing.

          (d) Stockholders Agreement. Parent and the Company shall have executed and delivered to Purchaser the Stockholders Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1. INDEMNIFICATION BY PARENT AND THE COMPANY. Parent and the Company shall, jointly but not severally, save, defend, indemnify and hold harmless Purchaser and its officers, directors, employees, agents, successors and assigns from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, the "LOSSES") to the extent resulting from any breach of any representation or warranty made by Parent or the Company contained in this Agreement and any breach of any covenant or agreement by Parent or the Company contained in this Agreement. Losses covered by this Article VIII shall be referred to herein as "COVERED LOSSES".

     8.2 INDEMNIFICATION BY PURCHASER. Purchaser shall save, defend, indemnify and hold harmless Parent and the Company, their officers, directors, employees, agents, successors and assigns from and against any and all Covered Losses to the extent arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in this Agreement and any breach of any covenant or agreement by Purchaser contained in this Agreement.

     8.3 LIMITATIONS ON INDEMNIFICATION.

          (a) For purposes of determining those Covered Losses which will be subject to indemnification under this Article VIII, the parties have agreed to use predictable dollar thresholds. Accordingly, the parties hereto agree that with respect to any representation or warranty referred to in Sections
     8.1 or 8.2, if such representation or


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

     warranty contains a materiality qualification, such materiality qualification shall be disregarded and only the dollar thresholds stated in this Section 8.3 shall apply.

          (b) Parent and the Company shall have no liability for indemnification pursuant to Section 8.1 with respect to Covered Losses unless such Covered Losses exceed in the aggregate $30,000 (the "THRESHOLD"), in which case Parent and the Company shall be liable for all Covered Losses in excess of the Threshold; provided, however, that the total liability of Parent and the Company with respect to Covered Losses shall not exceed, in the aggregate, $150,000 (the "CAP").

          (c) Purchaser shall have no liability for indemnification pursuant to
     Section 8.2 with respect to Covered Losses unless such Covered Losses exceed in the aggregate the Threshold, in which case Purchaser shall be liable for all Covered Losses in excess of the Threshold; provided, however, that the total liability of Purchaser with respect to Covered Losses shall not exceed, in the aggregate, the Cap.

     8.4 EXCLUSIVE REMEDY. From and after the Closing, this Article VIII shall be the exclusive remedy of the parties hereto for any Covered Losses arising out of any breach of the representations, warranties, covenants or agreements of the Parties contained in this Agreement. Notwithstanding the foregoing, nothing set forth herein shall limit the rights, remedies and claims of any party hereto with respect to the fraudulent acts or willful breach of another party.

     8.5 SURVIVAL. The representations and warranties in this Agreement shall terminate on the date that is twelve (12) months following the Closing Date. The covenants and agreements of the parties that contemplate performance at or prior to the Closing shall terminate on the date that is twelve (12) months following the Closing Date. The covenants and agreements of the Parties that by their terms are to be performed in whole or in part after the Closing shall survive the Closing and terminate on the date that is twelve (12) months after the date on which such covenant and agreement is to be performed.

                                   ARTICLE IX

                                   TERMINATION

     9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing pursuant to the following:

          (a) Mutual Consent. This Agreement may be terminated by mutual written consent of each of the Parties.

          (b) Outside Date. This Agreement may be terminated by any of the Parties if the Closing shall not have occurred by April 30, 2007 (the "OUTSIDE DATE"); provided, that no party may terminate this Agreement pursuant to this Section 9.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

          (c) Failure to Perform. By either Parent or the Company, on the one hand, or Purchaser, on the other hand, if (i) with respect to termination by Parent or the Company, there has been a breach of any covenant or representation or warranty of Purchaser contained in this Agreement or (ii) with respect to termination by Purchaser, if there has been a breach of any covenant or representation or warranty of Parent or the Company contained in this Agreement, and in either case such breach would cause the failure of any condition precedent set forth in Article VII to be satisfied; provided, that in the case of a breach that maybe cured, any such breach of a covenant or representation or warranty has not been cured within thirty (30) days following receipt by the breaching party of written notice of such breach.

          (c) Government Order. By any of the Parties in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     The party seeking to terminate this Agreement pursuant hereto shall give prompt written notice of such termination to the other party.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability on the part of either party; provided; however, that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the state of California without regard to provisions regarding choice of laws.

     10.2. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

     10.3. NOTICES. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile or electronic mail at the relevant address set forth below; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

     To the Company or Parent:

     eChinaCash, Inc.
     3110 Main Street
     Suite 210

     Santa Monica, CA 90405
     Attn: Andrew Beck
     Phone: (310) 458-6370
     Email: andyb@echinacacsh.com

     with a copy to:

     Gibson, Dunn & Crutcher LLP
     333 South Grand Avenue
     Los Angeles, CA 90071
     Attn: Bruce D. Meyer
     Telecopier No.: (213) 229-6979
     Email: bmeyer@gibsondunn.com

     To Purchaser:

     Colin Sung
     Chief Financial Officer
     Linktone Ltd.
     5/F Eastern Tower
     #689 Beijing Dong Road
     Shanghai 200001, PRC
     Fax: 86 (21) 63611559
     Email: colin.sung@linktone.com

     with a copy to:

     Morrison & Foerster LLP
     Suite 3501, Bund Center
     No. 222, Yan An Road East
     Shanghai 200002, PRC
     Attn: Charles Comey
     Fax: 86 (21) 6335 2290
     Email: ccomey@mofo.com

     A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.3 by giving the other party written notice of the new address in the manner set forth above.

     10.4. AMENDMENT AND WAIVER. Any term of this Agreement may be amended only with the written consent of each of the Parties. No delay or omission to exercise any right, power or remedy accruing to Parent, to the Company or to Purchaser, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of Parent, the Company, or Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Parent, the Company or Purchaser of any breach or default under this Agreement or any waiver on the part of Parent, the

Company or Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to Parent, the Company or Purchaser shall be cumulative and not alternative.

     10.5. CAPTIONS. The captions herein are for convenience of reference only and are not to be considered in construing this Agreement. All references to an Article or Section include all subparts thereof

     11.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature.

     11.7. SEVERABILITY. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

     11.8. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

     11.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.10 ARBITRATION Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration (the "AWARD") in California by one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

                            [signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ECHINACASH, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ECHINAMOBILE (BVI) LTD.,
                                        a limited liability company incorporated under the laws of the British Virgin Islands


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        LINKTONE LTD.,
                                        an exempted company with limited
                                        liability incorporated under the laws of the Cayman Islands


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

                                    EXHIBIT A

                               WIRING INSTRUCTIONS

eChinaCash, Inc.

Wells Fargo Bank
Santa Monica, CA 90401

ABA Routing # 122 000 247

eChinaCash Account # 037-5629029